SEVERANCE AGREEMENT

This Agreement is between Carl Yankowski ("Employee") and Majesco Entertainment Company (formerly named Majesco Holdings, Inc.), a Delaware corporation, (the "Company"), hereinafter collectively known as "parties."

WHEREAS, Employee was employed by Company as Chairman and Chief Executive Officer and served as a Director of the Company, pursuant to the Employment Agreement dated as of August 24, 2004 (the "Employment Agreement");

WHEREAS, Employee has resigned, by mutual agreement of the parties, as an officer, employee and director of the Company and all its subsidiaries and affiliates, effective July 8, 2005;

WHEREAS, the parties desire to settle fully and finally, in the manner set forth herein, all matters, contractual or otherwise, between them which have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including, but in no way limited to, any and all claims and other matters arising out of the relationship between Employee and the Company pursuant to the Employment Agreement, and the termination of such relationship and agreement;

In consideration of these recitals and the promises and agreements set forth in this Agreement, the parties agree as follows:

1.    General Release:    Employee, individually and on behalf of his heirs, assigns, successors, executors, and administrators (collectively, "Employee Releasees") IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS AND FOREVER DISCHARGES the Company and its current and former affiliated, including or related corporations, firms, associations, partnerships, and entities, their successors and assigns, shareholders who are directors, officers or employees of the Company, directors, officers, employees, agents, attorneys, representatives, and insurers of said corporations, firms, associations, partnerships, and entities, and their guardians, successors, assigns, heirs, executors, and administrators (hereinafter "Company Releasees") from any and all claims, liabilities, obligations, agreements, damages, causes of action, costs, losses, damages, and attorneys' fees and expenses whatsoever, whether known or unknown or whether or not arising out of or connected with Employee's employment by Company or the Employment Agreement, or any stock options or other agreements with regard to equity in the Company, whether vested or unvested, and including, but not limited to, the right to benefits under the Employment Agreement, any dispute, claim, charge, or cause of action arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq., Employment and Housing Act, Cal. Gov't Code § 12940, the Americans with Disabilities Act of 1990, 42 U.S.C. 12101, et seq., the Employee Retirement Income Security Act of 1974, as amended 29 U.S.C. § 1001, et seq., and any other municipal, local, state, or federal law, common or statutory, which may have arisen, or which may arise, prior to, or at the time of, the Employee's execution of this Agreement. Notwithstanding the preceding sentence, this release does not apply to the Employee's rights under this Agreement or to COBRA continuation benefits for the remainder of his COBRA continuation period to the extent he pays or has paid the applicable premium therefor. Employee further promises never to contact or seek any damages, remedies, or other relief (any right to which he hereby waives) by filing or prosecuting a charge or pursuing any other action with any governmental entity or administrative agency with respect to any claim purportedly released by this Agreement or any other matter arising out of the relationship between the parties.

The Company Releasees IRREVOCABLY AND UNCONDITIONALLY RELEASE, ACQUIT AND FOREVER DISCHARGE the Employee Releasees from any and all claims, liabilities, obligations, agreements, damages, causes of action, costs, losses, damages and attorneys' fees and expenses whatsoever, whether known or unknown or whether or not arising out of or connected with Employee's employment by Company or the Employment Agreement, including, but not limited to, any municipal, local, state, or federal law, common or statutory, which may have arisen, or which may arise, prior to, or at the time of, the Company's execution of this Agreement. Notwithstanding the preceding sentence, this release does not apply to the Company's rights under this Agreement. The Company Releasees further promise never to contact or seek any damages, remedies, or other relief

(any right to which they hereby waive) by filing or prosecuting a charge or pursuing any other action with any governmental entity or administrative agency with respect to any claim purportedly released by this Agreement or any other matter arising out of the relationship between the parties.

Employee and the Company understand and agree that this is a full and final settlement applying not only to all claims that are presently known, anticipated or disclosed to Employee or the Company, but also to all claims presently unknown, unanticipated, and undisclosed to Employee or the Company. Employee and the Company hereby waive any and all rights or benefits which either party may now have, or may in the future have, against the other party, under any state or federal statute or common law principle of similar effect.

2.    Covenant Not to Sue:    Employee and the Company (and all of its subsidiaries, affiliates, directors and officers) COVENANT NOT TO SUE, OR OTHERWISE PARTICIPATE IN ANY ACTION OR CLASS ACTION against, any of the Company Releasees or the Employee Releasees, based on any of the claims released in paragraph 1 of this Agreement.

3.    Waiver of Reemployment:    Employee waives and releases forever any right or rights he might have to seek or obtain employment, reemployment, or reinstatement with the Company.

4.    Non-disparagement:    Employee expressly acknowledges, agrees, and covenants that he will not make any public or private statements, comments, or communication in any form, oral, written, or electronic, which in any way could constitute libel, slander, or disparagement of the Company, its employees, officers, and/or directors, or which may be considered to be derogatory or detrimental to the good name or business reputation of the Company; provided, however, that the terms of this paragraph shall not apply to communications between Employee and his spouse, clergy, or attorneys, which are subject to a claim of privilege existing under common law, statute, or rule of procedure, nor shall it apply to truthful statements made by him in response to a subpoena or during the course of any investigation by any law enforcement authority. Company (and the Company's subsidiaries and affiliates) expressly acknowledges, agrees, and covenants that it will not make (and the Company will instruct its current and future officers and/or current and future directors to not make) any public or private statements, comments, or communication in any form, oral, written, or electronic, which in any way could constitute libel, slander, or disparagement of Employee, or which may be considered to be derogatory or detrimental to the good name or business reputation of Employee; provided, however, that the terms of this paragraph shall not apply to truthful statements made by the Company or any of its officers or directors in response to a subpoena or during the course of any investigation by any law enforcement authority or as required by any applicable federal or state securities laws or as required by any applicable regulatory body or agency.

5.    Settlement Terms:    Upon the execution of this Agreement by Employee, the Company shall deposit $223,312 ($375,000, minus applicable tax or other withholding), ("Payment1") in an escrow account managed by a mutually agreed-upon third party. Upon the expiration of seven days after Employee's execution of this Agreement, and conditioned that this Agreement has not been revoked by Employee prior thereto (any such revocation must be by written notice actually delivered to the Company prior to such time and such revocation would invalidate this entire Agreement and all of its provisions (the "Cancellation of Agreement")), Payment1 shall be fully released from the escrow account to Employee on the eighth day after Employee's execution of this Agreement. As of the day after his execution of the Agreement, the escrow trustee shall notify Employee that Payment1 is in such escrow account. In addition, the Company will pay the Employee on the date of Employee's execution of this Agreement an amount equal to the sum of: Employee's accrued base salary, accrued and unused vacation, accrued and unpaid expense reimbursement, and any other unpaid payments (other then any bonus) or benefits due to Employee under the Employment Agreement, in all cases as accrued through July 8, 2005, minus applicable tax or withholding, ("Payment2"), which aggregate amount is $30,251 before applicable withholding and $18,175.09 after such withholding. If Payment1 and Payment2 are not tendered to Employee within three business days after the due dates specified herein then it will be a material breach of this Agreement by Company and Employee may elect to treat such breach as a Cancellation of Agreement or he may elect to pursue other legal remedies. The Company will also continue its current practice of paying the monthly premiums for Employee's (and his dependents) Blue Cross medical insurance for the 12 months ending June 30, 2006. Employee will be permitted to retain his Company personal computer equipment which is of de minimis value, provided however that the Employee shall deliver to the Company such computer's hard disk (drive) within five days of the date of execution of this Agreement and the Company shall deliver to Employee an identical replacement hard disk (drive) within five days of its receipt. The Company shall also deliver, at Company expense, all of Employee's personal effects to Employee's residence in Massachusetts within seven days of the Employee's execution of this Agreement. None of the payments or benefits due Employee under this Agreement will be subject to mitigation or offset. Neither the Employee nor the Company believe that any payments under this Agreement are subject to the excise taxes imposed by Internal Revenue Code Section 409A and the parties will take tax positions consistent with this view.

6.    Acknowledgement:    Employee hereby acknowledges and agrees that he has resigned as an officer and director of the Company and all of its affiliates and subsidiaries effective as of July 8, 2005 and that all stock options and other rights, if any, to purchase equity in the Company have been terminated. The Company hereby agrees (i) to continue to include Employee as a named insured under the Company's existing Directors & Officers insurance policy ("D&O Policy") through the end of the current policy period (which ends in December 2005); (ii) to continue to comply with its existing obligations to indemnify Employee for his entire period of service as an officer and/or director of the Company; (iii) to specify in any applicable Company Form 8-K filing with the Securities and Exchange Commission, any other applicable public filing, press release and/or other public disclosure or communication by the Company that Employee's resignation of employment was by mutual agreement of the parties; and (iv) that the Company will adhere to its internal policy of limiting any Company response to inquiries from (and Company communications to) third parties about the circumstances of Employee's employment and resignation to statements that Employee served as Chairman and Chief Executive Officer from August 24, 2004 through July 8, 2005 until his resignation by mutual agreement and that it is Company policy to only provide this information. The Company further represents and warrants that no change in control of the Company has occurred or is currently being discussed or contemplated by the Board of Directors of the Company, or has been initiated by any member of the Board of Directors,

7.    Severability:    If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable and/or construed in remaining part to the full extent allowed by law, with the remaining provisions of this Agreement continuing in full force and effect.

8.    Entire Agreement:    This Agreement constitutes the entire agreement between the parties, and supersedes all prior and contemporaneous negotiations and agreements, oral or written. This Agreement cannot be changed or terminated except pursuant to a written agreement executed by the parties.

9.    Governing Law:    This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, except where preempted by federal law.

10.    Statement of Understanding:    By executing this Agreement, Employee acknowledges that (a) he has had at least 21 days to consider the terms of this Agreement and has considered its terms for that period of time or has knowingly and voluntarily waived his right to do so; (b) he has been advised by Company to consult with an attorney regarding the terms of this Agreement; (c) he has consulted with, or has had sufficient opportunity to consult with, an attorney of his own choosing regarding the terms of this Agreement; (d) he has read this Agreement and fully understand its terms and their import; (e) except as provided by this Agreement, he now has no other contractual right or claim to the benefits described herein; and (f) the consideration provided for herein is good and valuable. The parties also understand that each is entering into this Agreement voluntarily, of their own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.

EXECUTED as of this 11th day of July 2005.

/s/ Carl Yankowski Carl Yankowski
MAJESCO ENTERTAINMENT COMPANY

By:	/s/ Jesse Sutton Jesse Sutton